Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: michelle.esterman@altisource.lu

ALTISOURCE ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Luxembourg, Luxembourg, 13 February 2013

Altisource™ (NASDAQ: ASPS) today reported net income attributable to Altisource of $110.6 million or $4.43 per diluted share for the year ended December 31, 2012, an increase in net income and diluted earnings per share from the year ended December 31, 2011 of 56% and 60%, respectively.  Service revenue was $466.9 million for the year ended December 31, 2012, a 39% increase when compared to the year ended December 31, 2011.

“2012 was a very strong year for Altisource.  We focused on providing high quality services to our largest customer, Ocwen Financial Corporation (“Ocwen”), while intensifying our efforts on our strategic initiatives to diversify and expand our revenue base” said William Shepro, Chief Executive Officer of Altisource.

Net income attributable to Altisource was $30.3 million or $1.20 per diluted share for the quarter ended December 31, 2012, an increase in net income and diluted earnings per share from the quarter ended September 30, 2012 of 12% and 11%, respectively.  Fourth quarter 2012 operating profit margins increased from 26% in the third quarter of 2012 to 27%.

William Erbey, Chairman of the Board of Directors, commented “We are very pleased with the fourth quarter margin expansion particularly given that we incurred $2.7 million of costs in the fourth quarter related to the creation and separation of the residential asset businesses and we were growing the staff required to support the approximate doubling of Ocwen’s private label servicing portfolio.”

Highlights for the year ended December 31, 2012 include:

•                  Capitalized Altisource Residential Corporation (“Residential”) and Altisource Asset Management Corporation (“AAMC”) with $100.0 million and $5.0 million, respectively, and distributed ownership in these entities to Altisource shareholders;

•                  Relaunched the consumer real estate portal under the new HubzuTM brand; over 25,000 real estate owned (“REO”) assets were sold through Hubzu during the year;

•                  Recognized origination related service revenue of $37.8 million, representing a 72% increase over the year ended December 31, 2011;

•                  Prepared for 2013 growth from Ocwen’s December 28, 2012 acquisition of Homeward Residential Holdings, Inc. (“Homeward Residential”) and its anticipated acquisition of a portion of the Residential Capital, LLC (“Residential Capital”) loan servicing portfolio and

•                  Borrowed $200.0 million under a seven-year senior secured term loan facility.

The increase in net income is primarily from stronger service revenue growth in the higher margin Mortgage Services segment relative to the other segments.  This was driven by the servicing portfolio growth experienced by Ocwen and expanded origination related services to the Lenders One members.

Gross profit as a percentage of service revenue was 43% for the year ended December 31, 2012 compared to 44% for the year ended December 31, 2011.  The decline in gross profit margin is primarily attributable to the costs incurred to develop the rental property management businesses and higher costs in the Technology Services segment to support the accelerated development of the next generation vendor technologies. The Company’s next generation technologies are expected to help the Company and its customers substantially reduce employee and vendor costs while maintaining high quality.  Excluding the costs to develop the rental property management business and separate Residential and AAMC, the Company’s gross profit as a percentage of service revenue was 44% for the year ended December 31, 2012.

Income from operations as a percentage of service revenue improved to 27% for the year ended December 31, 2012 compared to 26% for the year ended December 31, 2011 as selling, general and administrative expenses are growing at a slower pace than service revenue.  The benefit was partially offset by the costs incurred to develop the rental property management business.  Excluding the costs to develop the rental property management business and separate Residential and AAMC, the Company’s income from operations as a percentage of service revenue was 28% for the year ended December 31, 2012.

Separation of Residential and AAMC

In December 2012, the Company completed the capitalization and separation of Residential and AAMC into two separate publicly traded companies. In addition, Altisource completed its platform to provide residential property management, lease brokerage and renovation management services to Residential.  Residential and AAMC plan to enter the growing residential single-family rental market with Residential acquiring residential related assets and AAMC providing asset management and advisory services to Residential. With $100 million of initial equity, the Company believes Residential is poised to execute on its strategy of achieving above market returns by acquiring non-performing loans at a lower cost than directly acquiring real estate owned and operating at a lower cost than its competitors.

Outlook

As a result of the growth recently experienced by Ocwen and its announced plans for future growth, the Company expects 2013 to be a strong year and 2014 to be a stronger year.  The mortgage servicing industry continues to experience a shift of servicing from traditional financial institutions to non-bank servicers.  Altisource believes Ocwen has significant competitive advantages and will continue to grow as a result of the changing landscape, providing growth to Altisource.  The Homeward Residential and Residential Capital servicing platforms are expected to be boarded on the Altisource platform during 2013 with the full year benefit experienced in 2014.  Further, the Company expects to experience margin expansion in 2014 as it benefits from the operating leverage of the platform.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations.  Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Webcast

Altisource will host a webcast at 11:00 a.m. EST today to discuss fourth quarter results. A link to the live audio webcast will be available on the Company’s website through the Investor Relations home page. Those who want to listen to the call should go to the website fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available via the website approximately two hours after the conclusion of the call and will remain available for approximately 30 days.

About Altisource

Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a global provider of services focused on high-value, technology-enabled knowledge-based solutions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Additional information is available at www.altisource.com.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

Financial Results

Results of operations are as follows for the three and twelve months ended December 31:

	Three months ended		Year ended
	2012	2011	2012	2011

Service revenue
Mortgage Services	$91,982	$77,174	$351,908	$224,942
Financial Services	14,879	16,164	63,979	69,231
Technology Services	20,205	14,979	74,189	56,094
Eliminations	(5,327)	(3,962)	(23,147)	(15,509)
	121,739	104,355	466,929	334,758
Reimbursable expenses	18,301	25,141	96,147	82,074
Non-controlling interests	1,061	2,460	5,284	6,855
Total revenue	141,101	131,956	568,360	423,687
Cost of revenue	69,115	59,323	270,054	193,775
Reimbursable expenses	18,301	25,141	96,147	82,074
Gross profit	53,685	47,492	202,159	147,838
Selling, general and administrative expenses	20,227	16,644	74,712	62,131
Income from operations	33,458	30,848	127,447	85,707
Other (expense) income, net:
Interest expense	(1,171)	(18)	(1,210)	(85)
Other (expense) income, net	(688)	(73)	(1,588)	288
Total other (expense) income, net	(1,859)	(91)	(2,798)	203
Income before income taxes and non-controlling interests	31,599	30,757	124,649	85,910
Income tax provision	(245)	(2,566)	(8,738)	(7,943)
Net income	31,354	28,191	115,911	77,967
Net income attributable to non-controlling interests	(1,061)	(2,460)	(5,284)	(6,855)
Net income attributable to Altisource	$30,293	$25,731	$110,627	$71,112

Earnings per share:
Basic	$1.30	$1.09	$4.74	$2.92
Diluted	$1.20	$1.02	$4.43	$2.77

Weighted average shares outstanding:
Basic	23,389	23,692	23,358	24,373
Diluted	25,162	25,142	24,962	25,685

Transactions with related parties:
Revenue	$80,736	$76,367	$338,227	$245,262
Selling, general and administrative expenses	$629	$541	$2,430	$1,893
Other income	$86	$—	$86	$—

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$105,502	$32,125
Accounts receivable, net	88,955	52,005
Prepaid expenses and other current assets	7,618	5,002
Deferred tax assets, net	1,775	1,133
Total current assets	203,850	90,265

Premises and equipment, net	50,399	25,600
Deferred tax assets, net	4,073	4,373
Intangible assets, net	56,586	64,950
Goodwill	14,915	14,915
Investment in equity affiliate	12,729	14,470
Loan to Ocwen	75,000	—
Other assets	11,674	9,586

Total assets	$429,226	$224,159

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$58,976	$44,867
Current portion of long-term debt	2,000	—
Current portion of capital lease obligations	233	634
Other current liabilities	10,423	9,939
Total current liabilities	71,632	55,440

Long-term debt, less current portion	196,027	—
Capital lease obligations, less current portion	—	202
Other non-current liabilities	1,738	2,574

Commitments and contingencies

Equity:
Common stock ($1.00 par value; 100,000 shares authorized; 25,413 issued and 23,427 outstanding as of December 31, 2012; 25,413 issued and 23,405 outstanding as of December 31, 2011)	25,413	25,413
Additional paid-in-capital	86,873	83,229
Retained earnings	124,127	126,161
Treasury stock, at cost (1,986 shares as of December 31, 2012 and 2,008 shares as of December 31, 2011)	(77,954)	(72,048)
Altisource equity	158,459	162,755

Non-controlling interests	1,370	3,188
Total equity	159,829	165,943

Total liabilities and equity	$429,226	$224,159